Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2015 THIRD QUARTER FINANCIAL RESULTS

BOARD OF DIRECTORS AUTHORIZES QUARTERLY CASH DIVIDEND

Financial Highlights

•                  2015 Q3 revenues of $555.9 million

•                  2015 Q3 net income attributable to Primoris of $19.0 million, or $0.37/share.

•                  Total backlog of $2.0 billion at September 30, 2015

Dallas, TX — November 5, 2015— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its third quarter ended September 30, 2015.

The Company also announced that on November 3, 2015, its Board of Directors authorized payment of a $0.055 per share cash dividend to stockholders of record December 31, 2015, payable on or about January 15, 2016.

David King, President and Chief Executive Officer of Primoris, commented, “Primoris’ third quarter results demonstrate the strength of our diverse company.  We continued our focus on strong execution fundamentals, delivering better margins while also positioning for new project opportunities into 2016 and beyond.  In the quarter, we made significant inroads on several of our previously weather-delayed projects.  The increased productivity is apparent in our gross profit, which increased as a percentage of revenues both sequentially and year-over-year.”

Mr. King continued, “As we look at our distribution and midstream pipeline businesses over the next four quarters, their market opportunities look significantly larger than any in Primoris’ history.  These are end markets that typically do not have much activity during the winter months, but they should be a material contributor to earnings during the second half of 2016.  We also see opportunity for organic revenue growth in our industrial, power, LNG, and heavy civil businesses, and we are actively bidding on jobs that could add profitable growth to our bottom line.”

Mr. King concluded, “We are pleased with our third quarter performance after a challenging start to the year. We will continue to deliver value to our shareholders by pursuing judicious opportunities and investing in our businesses.  Our diverse business model remains a source of strength as we look to continue our revenue and earnings growth into 2016.”

2015 THIRD QUARTER RESULTS OVERVIEW

Revenues in the third quarter 2015 decreased by $57.3 million to $555.9 million compared to the same period in 2014.  Third quarter 2015 revenues were impacted by the delay in certain capital projects as a result of lower oil prices and as a result of close-outs of large projects in the prior year.  Gross profit for the third quarter 2015 decreased by $3.8 million compared to the same period in 2014, due to the lower revenues in the quarter, while gross profit as a percentage of revenue increased to 12.9% in the third quarter of 2015, compared to 12.3% in the third quarter of 2014.

From an end-market perspective, our revenues during the third quarter 2015 decreased by $50.0 million for underground capital projects, and industrial end-market revenues decreased by $65.4 million, as compared to the third quarter 2014.  Revenues increased for the third quarter 2015 in our heavy civil end-market by $44.5 million, in our underground utility end-market by $2.8 million, in the engineering end-market by $0.3 million, and by $10.5 million in our other end-markets, as compared to the third quarter 2014.

SEGMENT RESULTS

In the third quarter 2014, the Company reorganized its business segments to match the change in the Company’s internal organization and management structure.  The current operating segments include: the West Construction Services Segment, the East Construction Services Segment, and the Energy Segment (which includes the previous Engineering segment).  All prior period amounts related to segment operations have been reclassified throughout this press release to reflect the new operating segments.

•              West Construction Services (“West segment”) — The West segment includes the underground and industrial operations and construction services performed by ARB, ARB Structures, Rockford, Q3C, and Vadnais.  Most of the entities perform work primarily in California; however, Rockford operates throughout the United States and Q3C operates in Colorado and the upper Midwest United States.  The segment also includes the operations of the Blythe and Carlsbad joint ventures.

•              East Construction Services (“East segment”) — The East segment includes the James Construction Group (“JCG”) Heavy Civil division, the JCG Infrastructure and Maintenance (“I&M”) division, BW Primoris, and Cardinal Contractors, located primarily in the southeastern United States and in the Gulf Coast region of the United States.

•              Energy (“Energy segment”) — The Energy segment businesses are located primarily in the southeastern United States, the Gulf Coast region and the upper Midwest region of the United States. The segment includes the PES pipeline and gas facility construction and maintenance operations, the PES Industrial division, and the newly acquired Aevenia, Surber, and Ram-Fab operations. Additionally, the segment includes the OnQuest, Inc. and OnQuest Canada, ULC operations for the design and installation of liquefied natural gas (“LNG”) facilities and high-performance furnaces and heaters for the oil refining, petrochemical and power generation industries.

Segment Revenues

(in thousands, except %)

	For the three months ended September 30,
	2015 Unaudited		2014 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

West	$258,414	46.5%	$289,405	47.2%
East	183,635	33.0%	135,450	22.1%
Energy	113,896	20.5%	188,382	30.7%
Total	$555,945	100.0%	$613,237	100.0%

	For the nine months ended September 30,
	2015 Unaudited		2014 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

West	$684,798	47.8%	$747,823	46.8%
East	462,222	32.3%	360,975	22.6%
Energy	285,250	19.9%	489,804	30.6%
Total	$1,432,270	100.0%	$1,598,602	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended September 30,
	2015 Unaudited		2014 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$39,810	15.4%	$46,240	16.0%
East	15,400	8.4%	9,110	6.7%
Energy	16,437	14.4%	20,123	10.7%
Total	$71,647	12.9%	$75,473	12.3%

	For the nine months ended September 30,
	2015 Unaudited		2014 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$91,718	13.4%	$115,723	15.5%
East	33,623	7.3%	24,595	6.8%
Energy	30,807	10.8%	46,106	9.4%
Total	$156,148	10.9%	$186,424	11.7%

West Segment:  Revenues for the West segment decreased by $31.0 million in the third quarter 2015, compared to the same period in 2014.  The primary reason for the decrease was the 2014 completion of two large industrial projects at ARB and the substantial completion of a large pipeline project at Rockford.  The decrease was somewhat offset by increased work at Q3C, primarily attributable to additional work for its largest customer.  Gross profit for the West segment decreased by $6.4 million in the third quarter 2015, compared to the same period in 2014.  The primary reason for the decrease was the completion of a pipeline upgrade job at ARB Underground, which experienced better than expected productivity.

East Segment:  Revenues in the East segment increased by $48.2 million in the third quarter 2015, compared to the same period in 2014.  The primary reason for the increase was increased revenue from a large petrochemical project in Louisiana for James Construction Group’s Infrastructure & Maintenance division.  Revenue at the other East segment subsidiaries also increased.  Gross profit for the East segment increased by $6.3 million in the third quarter 2015, compared to the same period in 2014.  The primary reason for the increase was the increased volume from the large petrochemical project in Louisiana.

Energy Segment:  Revenues in the Energy segment decreased by $74.5 million in the third quarter 2015, compared to the same period in 2014.  The primary reason for the decrease was decreased revenues in the industrial and pipeline end-markets.  The industrial end-market decline was related to the completion of a large fertilizer plant project in 2014.  For the pipeline end-market, the revenue reduction was largely from the completion of a pipeline project in 2014, which we have not replaced with another major capital pipeline project, a consequence of the uncertainties associated with the lower price of oil.  Gross profit for the Energy segment decreased by $3.7 million in the third quarter 2015, compared to the same period in 2014, primarily as a result of the decline in revenues.

Selling, general and administrative expenses (“SG&A”) were $38.5 million, or 6.9% of revenues for the third quarter 2015, compared to $36.2 million, or 5.9% of revenues for the third quarter 2014.  The increase in SG&A for the quarter is largely due to $1.2 million of SG&A from the acquisitions of Vadnais and Aevenia.  The remaining increases in SG&A expense relate primarily to expenses associated with increased staffing levels compared to the third quarter 2014.

Operating income for the third quarter 2015 was $33.1 million, or 6.0% of total revenues, compared to $39.3 million, or 6.4% of total revenues, for the same period last year.

Net non-operating items in the third quarter 2015 resulted in expense of $2.3 million, compared to $3.2 million of income in the third quarter 2014.

The provision for income taxes for the third quarter 2015 was $11.8 million, compared to $15.1 million in the third quarter 2014.  The effective tax rate on income attributable to Primoris for the first nine months of 2015 was 38.4%, compared to 37.7% in the first nine months of 2014.

Net income attributable to Primoris for the third quarter 2015 was $19.0 million, or $0.37 per diluted share, compared to net income attributable to Primoris of $27.4 million, or $0.53 per diluted share, in the same period in 2014.

Fully diluted weighted average shares outstanding for the third quarter increased slightly to 51.82 million from 51.76 million in the third quarter 2014.

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at September 30, 2015 included cash, cash equivalents, and short-term investments of $89.4 million, working capital of $259.8 million, total debt and capital leases of $254.9 million and stockholders’ equity of $473.3 million.  Primoris’ tangible net worth at September 30, 2015 was $310.6 million.  The balance sheet included a $1.5 million liability representing the estimated fair value of earnout payments for the financial performance of the Vadnais and Surber acquisitions.

Based on current projects in backlog and anticipated levels of customer maintenance, MSA spending, and new project awards, the Company estimates that for the four quarters ending September 30, 2016, net income attributable to Primoris will be between $1.15 and $1.30 per fully diluted share.

BACKLOG

	Backlog at September 30, 2015 (in millions)
Segment	Fixed Backlog	MSA Backlog	Total Backlog

West	$537	$412	$949
East	806	5	811
Energy	237	53	290
Total	$1,580	$470	$2,050

At September 30, 2015, Fixed Backlog was $1.58 billion, compared to $1.55 billion at December 31, 2014.  During the first nine months of 2015, approximately $405.5 million of revenue was recognized from non-Fixed Backlog projects.

At September 30, 2015, MSA Backlog was $469.4 million, compared to $444.9 million at December 31, 2014.  MSA Backlog represents estimated MSA revenues for the next four quarters.

Total Backlog at September 30, 2015 was $2.05 billion, compared to $1.99 billion at December 31, 2014.  We expect that during the next four quarters, we will recognize as revenue approximately 81% of the West segment Total Backlog, approximately 52% of the East segment Total Backlog, and approximately 100% of the Energy segment Total Backlog.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues, as a portion of Primoris’ revenues are derived from projects that are not part of backlog, including time-and-equipment, time-and-materials, and cost-reimbursable-plus-fee contracts.  All projects that are considered a part of Total Backlog may still be cancelled by our customers.

CONFERENCE CALL

David King, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer, will host a conference call today, Thursday, November 5, 2015 at 10:30 am Eastern Time / 9:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

If you are unable to participate in the live call, a replay will be available for approximately two weeks and may be accessed by dialing (877) 660-6853, passcode 13623785. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’ website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest publicly traded specialty construction and infrastructure companies in the United States. Serving diverse end-markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, state departments of transportation, and other customers. Growing both organically and through acquisitions, the Company’s national footprint now extends nearly nationwide and into Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2014, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact

Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Share Amounts)

(Unaudited)

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues	$555,945	$613,237	$1,432,270	$1,598,602
Cost of revenues	484,298	537,764	1,276,122	1,412,178
Gross profit	71,647	75,473	156,148	186,424
Selling, general and administrative expenses	38,545	36,162	110,852	99,087
Operating income	33,102	39,311	45,296	87,337

Other income (expense):
Income from non-consolidated entities	—	5,250	—	5,264
Foreign exchange gain (loss)	(721)	(101)	(425)	74
Other income (expense)	361	(201)	272	(642)
Interest income	4	14	22	80
Interest expense	(1,903)	(1,778)	(5,563)	(4,642)

Income before provision for income taxes	30,843	42,495	39,602	87,471

Provision for income taxes	(11,764)	(15,105)	(15,159)	(32,813)
Net income	$19,079	$27,390	$24,443	$54,658

Less net income attributable to noncontrolling interests	(72)	—	(126)	(432)

Net income attributable to Primoris	$19,007	$27,390	$24,317	$54,226

Earnings per share:
Basic	$0.37	$0.53	$0.47	$1.05
Diluted	$0.37	$0.53	$0.47	$1.05

Weighted average common shares outstanding:
Basic	51,672	51,606	51,637	51,622
Diluted	51,824	51,759	51,789	51,759

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$89,424	$139,465
Short-term investments	—	30,992
Customer retention deposits and restricted cash	2,064	481
Accounts receivable, net	386,084	337,382
Costs and estimated earnings in excess of billings	116,517	68,654
Inventory and uninstalled contract materials	65,392	58,116
Deferred tax assets	13,555	13,555
Prepaid expenses and other current assets	31,071	31,720
Total current assets	704,107	680,365
Property and equipment, net	286,386	271,431
Intangible assets, net	38,149	39,581
Goodwill	124,562	119,410
Other long-term assets	2,785	400
Total assets	$1,155,989	$1,111,187

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$134,205	$128,793
Billings in excess of costs and estimated earnings	144,837	158,595
Accrued expenses and other current liabilities	113,589	83,401
Dividends payable	2,842	2,062
Current portion of capital leases	1,148	1,650
Current portion of long-term debt	47,288	38,909
Current portion of contingent earnout liabilities	349	5,901
Total current liabilities	444,258	419,311
Long-term capital leases, net of current portion	105	657
Long-term debt, net of current portion	206,381	204,029
Deferred tax liabilities	19,484	19,484
Long-term contingent earnout liabilities, net of current portion	1,102	1,021
Other long-term liabilities	11,332	12,899
Total liabilities	682,662	657,401
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	163,067	160,186
Retained earnings	310,191	293,628
Noncontrolling interests	64	(33)
Total stockholders’ equity	473,327	453,786
Total liabilities and stockholders’ equity	$1,155,989	$1,111,187

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Net income	$24,443	$54,658
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	43,452	37,126
Amortization of intangible assets	5,082	5,632
Gain on sale of property and equipment	(901)	(956)
Income from non-consolidated entities	—	(5,264)
Stock—based compensation expense	787	671
Changes in assets and liabilities:
Customer retention deposits and restricted cash	(1,583)	4,893
Accounts receivable	(45,968)	(80,658)
Costs and estimated earnings in excess of billings	(47,561)	(39,004)
Other current assets	(5,453)	(5,787)
Accounts payable	4,669	30,247
Billings in excess of costs and estimated earnings	(14,657)	(8,937)
Contingent earnout liabilities	(5,271)	(4,358)
Accrued expenses and other current liabilities	31,712	9,301
Other long-term assets	(2,385)	283
Other long-term liabilities	(3,067)	—
Net cash used in operating activities	(16,701)	(2,153)

Cash flows from investing activities:
Purchase of property and equipment	(52,440)	(64,540)
Proceeds from sale of property and equipment	6,139	3,848
Purchase of short-term investments	—	(3,525)
Sale of short-term investments	30,992	20,131
Cash received for the sale of Alvah minority interest	—	6,439
Cash paid for acquisitions	(22,302)	(14,595)
Net cash used in investing activities	(37,611)	(52,242)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	42,328	39,700
Repayment of capital leases	(1,086)	(2,778)
Repayment of long-term debt	(31,597)	(26,345)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,621	1,671
Dividends paid	(6,966)	(5,421)
Cash distribution to non-controlling interest holder	(29)	(1,515)
Repurchase of common stock	—	(2,844)
Net cash provided by financing activities	4,271	2,468

Net change in cash and cash equivalents	(50,041)	(51,927)
Cash and cash equivalents at beginning of the period	139,465	196,077
Cash and cash equivalents at end of the period	$89,424	$144,150